Filed Pursuant to Rule 433 Registration Nos. 333-278184 and 333-278184-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

February 3, 2026

Issuer:	NextEra Energy Capital Holdings, Inc.

Designations:	2.989% Debentures, Series due February 10, 2030 (“2030 Debentures”)

3.624% Debentures, Series due February 10, 2034 (“2034 Debentures”, and together with the 2030 Debentures, the “Debentures”)

Registration Format:	SEC Registered

Principal Amount:	2030 Debentures:	€650,000,000
	2034 Debentures:	€650,000,000

Date of Maturity:	2030 Debentures:	February 10, 2030
	2034 Debentures:	February 10, 2034

Interest Payment Dates:	Annually on February 10 of each year, beginning February 10, 2027

Coupon Rate:	2030 Debentures:	2.989%
	2034 Debentures:	3.624%

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Price to Public:	2030 Debentures:	100.000% of the principal amount thereof
	2034 Debentures:	100.000% of the principal amount thereof

Listing:	Intend to apply to list on NYSE; if approved for listing, trading expected to begin within 30 days of issuance.

Benchmark Government Security:	2030 Debentures:	DBR 0.000% due February 15, 2030
	2034 Debentures:	DBR 2.200% due February 15, 2034

Benchmark Government Security Yield:	2030 Debentures:	2.330%
	2034 Debentures:	2.742%

Spread to Benchmark Government Security Yield:	2030 Debentures:	65.9 basis points
	2034 Debentures:	88.2 basis points

Mid Swaps Yield:	2030 Debentures:	2.459%
	2034 Debentures:	2.774%

Spread to Mid Swaps:	2030 Debentures:	53 basis points
	2034 Debentures:	85 basis points

Reoffer Yield:	2030 Debentures:	2.989%
	2034 Debentures:	3.624%

Optional Redemption:	2030 Debentures: Prior to January 10, 2030 (the “2030 Par Call Date”), optionally redeemable at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the 2030 Debentures to be redeemed or (2) an amount determined by the Quotation Agent equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the redemption date) to the 2030 Par Call Date, discounted to the redemption date on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate), plus 10 basis points, plus, in either case, accrued and unpaid interest thereon to but excluding the applicable redemption date.

	On or after the 2030 Par Call Date, optionally redeemable at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Debentures to be redeemed, plus accrued and unpaid interest thereon to but excluding the applicable redemption date.

	2034 Debentures: Prior to November 10, 2033 (the “2034 Par Call Date”), optionally redeemable at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the 2034 Debentures to be redeemed or (2) an amount determined by the Quotation Agent equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the redemption date) to the 2034 Par Call Date, discounted to the redemption date on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate), plus 15 basis points, plus, in either case, accrued and unpaid interest thereon to but excluding the applicable redemption date.

On or after the 2034 Par Call Date, optionally redeemable at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 Debentures to be redeemed, plus accrued and unpaid interest thereon to but excluding the applicable redemption date.

Call for Tax Withholding Event:	In whole but not in part at 100% of the principal amount plus accrued and unpaid interest

Call for Substantial Repurchase Event:	In whole but not in part at 100% of the principal amount plus accrued and unpaid interest

Call for Tax Credit Event:	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (notice may be issued no later than December 31, 2026, for a redemption no less than 30 days nor more than 60 days after notice)

Law:	New York

Trade Date:	February 3, 2026

Settlement Date:*	February 10, 2026 (T+5)

Clearance and Settlement:	Euroclear/Clearstream

Day Count Convention:	Actual/Actual (ICMA)

CUSIP and ISIN Numbers and Common Codes:	2030 Debentures:

CUSIP: 65339K DZ0
ISIN: XS3289873179
Common Code: 328987317

2034 Debentures:

CUSIP: 65339K EA4
ISIN: XS3289873419
Common Code: 328987341

Issuer Legal Entity Identifier:	UMI46YPGBLUE4VGNNT48

Use of Proceeds:	The Issuer will add the net proceeds from the sale of the Debentures to its general funds. The Issuer intends to use its general funds to fund investments in energy and power projects and for other general corporate purposes, including the repayment of a portion of the Issuer’s outstanding commercial paper obligations.

Expected Credit Ratings for Debentures:**

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Issuer Corporate Credit Ratings:**

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“A-” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

BNP PARIBAS
Merrill Lynch International
Crédit Agricole Corporate and Investment Bank
Natixis
Coöperatieve Rabobank U.A.
Banco Santander, S.A.
Banco Bilbao Vizcaya Argentaria, S.A.
Bank of Montreal, London Branch
BNY Mellon Capital Markets, LLC
Capital One Securities, Inc.
Commerzbank Aktiengesellschaft
ING Bank N.V., Belgian Branch
Intesa Sanpaolo IMI Securities Corp.
J.P. Morgan Securities plc
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. International plc
Scotiabank (Ireland) Designated Activity Company
SMBC Bank International plc
Société Générale
U.S. Bancorp Investments, Inc.
Wells Fargo Securities International Limited

*

It is expected that delivery of the Debentures will be made against payment therefor on or about February 10, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Debentures prior to the first business day before delivery of the Debentures should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “Comparable Government Bond Rate,” “Quotation Agent,” “Substantial Repurchase Event,” “Tax Credit Event” and “Tax Withholding Event” have the meaning ascribed to each such term in the Issuer’s Preliminary Prospectus Supplement, dated February 3, 2026.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP PARIBAS toll-free at 1-800-854-5674; Merrill Lynch International toll-free at 1-800-294-1322; Crédit Agricole Corporate and Investment Bank collect at +44 (0) 774 103 2491; Natixis collect at +33 1 55 58 05 56; Coöperatieve Rabobank U.A. collect at +31 30 712 1591; or Banco Santander, S.A. collect at +34 912 572 029.

MiFID II and UK MiFIR – professionals/ECPs-only / No PRIIPs or UK PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

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